Exhibit 99.01
TAX WITHHOLDING AGREEMENT
          This Agreement is made by and between Diamond Foods, Inc., a Delaware corporation (“Diamond”), and ___(“Employee”).
          WHEREAS, Employee has been granted (i) restricted shares of Diamond common stock on July 20, 2005 (the “2005 Grant”) pursuant to Diamond’s 2005 Equity Incentive Plan (“EIP”), and (ii) restricted shares of Diamond common stock on January 10, 2006 (the “2006 Grant”). Diamond may grant Employee additional shares of restricted stock from time to time (the 2005 Grant, 2006 Grant and any additional shares of restricted stock granted referred to herein as “Restricted Stock”).
          WHEREAS, the Restricted Stock is subject to vesting requirements based on continued service by Employee to Diamond.
          WHEREAS, on each date any Restricted Stock vests (“Vest Date”), Employee will recognize ordinary income (“Restricted Stock Income”) equal to the number of shares that vest on such date (“Vested Shares”) multiplied by the closing price of Diamond common stock on the applicable Vest Date.
          WHEREAS, Restricted Stock Income is subject to Employee’s combined tax withholding rate (“Withholding Rate”) for federal, state, social security, Medicare and SUI/SDI taxes, as will be calculated on each applicable Vest Date.
          WHEREAS, Employee is required to remit taxes on the Restricted Stock Income equal to the Restricted Stock Income multiplied by the Withholding Rate (“Applicable Taxes”), and pursuant to the EIP, Diamond and Employee may agree to cancel a number of the Vested Shares to cover all Applicable Taxes, based on the Withholding Rate.
          NOW, THEREFORE, the parties agree as follows:
1.	Diamond and Employee agree that on each Vest Date, Diamond shall cancel the applicable number of Vested Shares (the “Cancelled Shares”) to cover the product of the Vested Shares and the Withholding Rate.

2.	Employee agrees to deliver to Diamond on each Vest Date a stock certificate(s) representing a number of Vested Shares equal to or in excess of the number of Cancelled Shares, along with instructions regarding the issuance and delivery of a certificate (if any) representing Vested Shares in excess of the Cancelled Shares.

3.	Diamond agrees to transmit the Applicable Taxes to the tax authorities.
     IN WITNESS THEREOF, Diamond (by its duly authorized representative) and Employee have executed this Agreement as of the Effective Date.

DIAMOND FOODS, INC.	EMPLOYEE

By:	By: